Exhibit 5.1
[Cleary Gottlieb Stein & Hamilton Letterhead]
September 13, 2019
Starbucks Corporation
2401 Utah Avenue South, Suite 800
Seattle, Washington 98134 USA

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as special counsel to Starbucks Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 pursuant to the Securities Act of 1933, as amended (the “Securities Act”)) (including the documents incorporated by reference therein, the “Registration Statement”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities of the Company (the “Securities”).
Unless otherwise provided in a prospectus supplement forming part of the Registration Statement relating to a particular series of Securities, the Securities will be issued pursuant to an existing amended and restated indenture (the “Indenture”), dated as of September 15, 2016, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as it may be amended or supplemented from time to time.
In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, incorporated by reference as an exhibit to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Starbucks Corporation, p. 2

In rendering the foregoing opinion, (a) we have assumed that the Company and each other party to the Indenture or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
In rendering the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed the correctness, without independent investigation, as to matters relating to the State of Washington, of the opinion of Sophie Hager Hume, a copy of which is filed as Exhibit 5.2 to the Registration statement, and our opinion is subject to all of the limitations and qualifications contained therein.
In rendering the foregoing opinion, we have further assumed that (i) prior to each issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and to the terms of the Indenture, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and/or deliver, as applicable, any required amendment or supplement to the Indenture, any other agreement necessary with respect to the Securities or contemplated by the Securities, any agreement governing those Securities or the Registration Statement, will establish any forms of such Securities as necessary or contemplated by any such Indenture or other agreement or by law, and will take any other appropriate additional corporate action, and the Indenture will conform to the copy thereof filed or incorporated by reference as an exhibit to the Registration Statement; (iii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement; (iv) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (v) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or in the case of Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable

Starbucks Corporation, p. 3

agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinion is limited to the law of the State of New York.

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We hereby consent to the use of our name in the prospectus constituting part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By: /s/ David Lopez
David Lopez, a Partner